UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report: June 13, 2023
(Date of earliest event reported)

IDEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-10235	36-3555336
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
3100 Sanders Road, Suite 301
Northbrook, Illinois 60062
(Address of principal executive offices, including zip code)
(847) 498-7070
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $.01 per share	IEX	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 – Entry into a Material Definitive Agreement.

On June 13, 2023, IDEX Corporation (the “Company”) completed a private placement of $100 million aggregate principal amount of 5.13% Series C Senior Notes due June 13, 2028 (the “2028 Notes”) pursuant to a Note Purchase and Master Note Agreement, dated as of June 13, 2023 (the “Purchase Agreement”), among the Company, NYL Investors LLC (“New York Life”) and certain affiliates of New York Life identified as Purchasers of the 2028 Notes therein (collectively, the “Purchasers”). The 2028 Notes bear interest at a rate of 5.13% per annum and will mature on June 13, 2028. The Company used the proceeds from the 2028 Notes issuance to repay the 3.20% Series A Senior Notes due June 13, 2023, which were issued pursuant to a Note Purchase Agreement, dated as of June 13, 2016 (the “2016 Purchase Agreement”), among the Company and the purchasers identified therein.

The 2028 Notes are unsecured obligations of the Company and rank pari passu in right of payment with all of the Company’s other unsecured, unsubordinated debt. The 2028 Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

In addition, pursuant to the Purchase Agreement, the Company may from time to time issue and sell, and New York Life may consider in its sole discretion the purchase of, additional unsecured senior promissory notes by entities affiliated with New York Life and/or managed accounts or investment funds managed by New York Life or an affiliate of New York Life (the “Shelf Notes” and, collectively with the 2028 Notes, the “Notes”), in an aggregate principal amount of up to $300 million, less the amount of outstanding 2028 Notes and senior notes outstanding under the 2016 Purchase Agreement (currently $100 million of Series B Senior Notes due June 13, 2025), subject to certain terms and conditions of the Purchase Agreement. The Shelf Notes will have a maturity date of no more than 15 years after the date of original issuance, and may be issued through June 12, 2026, subject to certain terms and conditions of the Purchase Agreement. Interest payable on the Shelf Notes will be at rates mutually agreed by the Company and New York Life after the Company issues a request for purchase of Shelf Notes.

The Company may at any time prepay all or any portion of any series of Notes, provided that such portion is not less than 5% of the aggregate principal amount of such series of Notes then outstanding under the Purchase Agreement. In the event of a prepayment, the Company will pay an amount equal to par plus accrued interest plus a make-whole amount. The Company also has the ability to make certain other offers to repurchase any series of Notes.

The Purchase Agreement contains certain covenants that restrict the Company’s and its subsidiaries’ ability to, among other things, transfer or sell assets, create liens, incur indebtedness, transact with affiliates and engage in certain mergers or consolidations. In addition, the Company must comply with a leverage ratio, interest coverage ratio and priority debt ratio as set forth in the Purchase Agreement.

The Purchase Agreement provides for customary events of default. In the case of an event of default arising from specified events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. In the case of payment events of default, any holder of Notes affected thereby may declare all Notes held by it due and payable immediately. In the case of any other event of default, a majority of the holders of the Notes may declare all the Notes to be due and payable immediately, in each case subject to certain cure and notice provisions.

The foregoing summary of the Purchase Agreement and the Notes is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 4.1 hereto, the 2028 Notes, the form of which is filed as Exhibit 4.2 hereto, and the Shelf Notes, the form of which is filed as Exhibit 4.3 hereto, each of which is incorporated by reference into this Item 1.01.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 13, 2023, the Company issued $100 million in aggregate principal amount of 2028 Notes pursuant to the terms of the Purchase Agreement and the form of 2028 Notes. The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 – Financial Statements and Exhibits.

(d)    Exhibits

Exhibit Number	Description

4.1*
Note Purchase and Master Note Agreement, dated June 13, 2023, among IDEX Corporation, NYL Investors LLC, New York Life Insurance Company, New York Life Group Insurance Company of NY, New York Life Insurance and Annuity Corporation Institutionally owned Life Insurance Separate Account (BOLI 3), New York Life Insurance and Annuity Corporation Institutionally owned Life Insurance Separate Account (BOLI 3-2) and New York Life Insurance and Annuity Corporation Institutionally owned Life Insurance Separate Account (BOLI 30C)

4.2	Form of 2028 Note (included in Exhibit 4.1)

4.3	Form of Shelf Note (included in Exhibit 4.1)

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

*	Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant undertakes to furnish supplemental copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEX CORPORATION

	By:	/s/ WILLIAM K. GROGAN
William K. Grogan
Senior Vice President and Chief Financial Officer
June 14, 2023